Pricing Supplement No. 4 dated September 17, 2003 (to Prospectus dated August 6, 2003 and Prospectus Supplement dated August 6, 2003)	Filed under Rule 424(b)(3) File No. 333-107132

SLM Corporation
Medium Term Notes, Series A
Due 9 Months or Longer From the Date of Issue

Principal Amount:	$1,250,000,000	Floating Rate Notes:	☐	Fixed Rate Notes:	☒

Original Issue Date:	September 24, 2003	Closing Date: September 24, 2003		CUSIP Number:	78442F BG2

Maturity Date:	October 1, 2013	Option to Extend Maturity:	☒ No	Specified Currency:	U.S. Dollars
		If Yes, Final Maturity Date:	☐ Yes

Redeemable at the option of the Company:	☒ No	Redemption Price:	Not Applicable.

	☐ Yes	Redemption Dates:	Not Applicable.

Repayment at the option of the Holder:	☒ No	Repayment Price:	Not Applicable.

	☐ Yes	Repayment Dates:	Not Applicable.

Applicable to Fixed Rate Notes Only:

Interest Rate: 5.000%	Interest Payment Dates:	Each April 1st and October 1stduring the term of the Notes, beginning April 1, 2004, subject to adjustment in accordance with the following business day convention.

Interest Accrual Method: 30/360	Interest Periods:	From and including the Closing Date, or the previous April 1st or October 1st, as the case may be, to and including the next succeeding March 31st or September 30th, as the case may be, with no adjustment to period end dates for accrual purposes.

Banc of America Securities LLC	Citigroup	Morgan Stanley
Joint Book-Running Managers

Banc One Capital Markets, Inc. Credit Suisse First Boston Merrill Lynch & Co.	Barclays Capital Lehman Brothers UBS Investment Bank
Co-Managers

September 17, 2003

MTN 0049

Form:	Book-entry.
Denominations:	$10,000 minimum and integral multiples of $1,000 in excess thereof.
Trustee:	JPMorgan Chase Bank, formerly known as The Chase Manhattan Bank.
Agents:	The following agents are acting as underwriters in connection with this issuance.
	Agents	Principal Amount of Notes
	Banc of America Securities LLC	$333,333,334.00
	Citigroup Global Markets Inc.	333,333,333.00
	Morgan Stanley & Co. Incorporated	333,333,333.00
	Banc One Capital Markets, Inc.	41,666,667.00
	Barclays Capital Inc.	41,666,667.00
	Credit Suisse First Boston LLC	41,666,667.00
	Lehman Brothers Inc.	41,666,667.00
	Merrill Lynch, Pierce, Fenner & Smith Incorporated	41,666,666.00
	UBS Securities LLC	41,666,666.00
	Total	$1,250,000,000.00
Issue Price:	99.253%.
Agents' Commission:	0.450%.
Net Proceeds:	$1,235,037,500.
Concession:	0.200%.
Reallowance:	0.125%.
CUSIP Number:	78442F BG2
ISIN Number:	US78442F BG28

        An affiliate of one of the underwriters has entered into a swap transaction with the issuer in connection with the Notes.

        Obligations of SLM Corporation and any subsidiary of SLM Corporation are not guaranteed by the full faith and credit of the United States of America. Neither SLM Corporation nor any
subsidiary of SLM Corporation (other than Student Loan Marketing Association) is a government-sponsored enterprise or an instrumentality
of the United States of America.

MTN 0049